For More Information:
Matthew T. Murtha
Senior Vice President
Phone: 585.786.7611
Email: mtmurtha@fiiwarsaw.com

Financial Institutions Declares Cash Dividend

WARSAW, N.Y., November 21, 2008 — Financial Institutions, Inc. (Nasdaq: FISI) (the “Company”) announced that its Board of Directors declared a cash dividend of $0.10 per common share. The dividend was reduced from $0.15 per common share in the previous quarter in order to preserve and strengthen the Company’s capital base. The fourth quarter dividend represents an annualized dividend yield of 3.3% based on the Company’s common stock closing price on November 20, 2008. The Company also announced dividends of $0.75 per share on Series A 3% Preferred Stock and $2.12 per share on Series B-1 8.48% Preferred Stock. All dividends are payable on January 2, 2009 to shareholders of record on December 15, 2008.

“Maintaining a solid capital base has been one of our guiding principles for many years. The dividend reduction was an important and prudent step to maintain our capital and cash reserves at strong levels during these uncertain times,” stated Erland E. Kailbourne, Chairman of the Board.

“Our main focus at this time is to manage our business safely during this tremendous financial market downturn and to be poised to take advantage of the market when it does recover,” added Peter G. Humphrey, President and CEO. “We believe the actions we are taking today are well-founded and in the best interests of our shareholders, customers and employees. The reduced dividend will save approximately $540 thousand per quarter from the previous quarter’s dividend payout and will help maintain Financial Institutions as a “well-capitalized” institution under regulatory standards.”

About Financial Institutions, Inc.
With $1.9 billion in assets, Financial Institutions, Inc. provides diversified financial services through its subsidiaries, Five Star Bank and Five Star Investment Services, Inc. Five Star Bank provides a wide range of consumer and commercial banking services to individuals, municipalities and businesses through a network of over 50 offices and more than 70 ATMs in Western and Central New York State, and employs over 650 people. Five Star Investment Services provides brokerage and insurance products and services with the same New York State markets. The Company’s stock is listed on the Nasdaq Global Market under the symbol FISI. Additional information is available at the Company’s website: www.fiiwarsaw.com.

Forward-Looking Statements
This press release may contain forward-looking statements as defined by federal securities laws. These statements may address issues that involve significant risks, uncertainties, estimates and assumptions made by management. Actual results could differ materially from current beliefs or projections. There are a number of important factors that could affect the Company’s forward-looking statements which include the availability of cash to continue to pay a dividend, the impact of regulatory restrictions, and other factors discussed in the Company’s filings with the Securities and Exchange Commission. The Company undertakes no obligation to revise these statements following the date of this press release.

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